Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Steve Barnhart,
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
November 30, 2012
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS THIRD QUARTER 2012 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. (NASDAQ: SHOS) today reported results for its third fiscal quarter ended October 27, 2012. Highlights for the quarter included:

•	Operating income increased 27% to $14.1 million compared to $11.1 million in the prior year

•	Net income attributable to stockholders increased 29% to $8.8 million ($0.38 earnings per diluted share) compared to $6.8 million ($0.29 earnings per diluted share) in the prior year

•	Adjusted EBITDA increased 19% to $16.4 million compared to $13.8 million in the prior year

•	Comparable store sales increased 3.1% over the prior year

For the year-to-date period, through three quarters, net income doubled to $50.4 million from $25.2 million in the prior year, and Adjusted EBITDA increased 64% to $89.9 million from $54.9 million in the prior year, on a 4.0% increase in overall sales.

Bruce Johnson, Chief Executive Officer and President, said, "In the third quarter, we completed our separation from Sears Holdings Corporation, added nine net stores and delivered improved year-on-year operating results. Comparable store sales increased by 3.1%. The Company saw double-digit percentage increases in total sales of appliances, mattresses and apparel. Multi-channel sales (online, store-to-home, web-to-store and mobile) increased by 28%. Sales of power lawn and garden and consumer electronics declined. The decline of more than 30% in consumer electronics sales is consistent with our strategy to de-emphasize this low-margin business in favor of the aforementioned categories. We are pleased with the year-on-year improvements in Adjusted EBITDA and Net Income and with our strong cash generation, in what is typically our seasonally softest quarter. I'd like to thank our dealers, franchisees and associates for their focus on our SHOP YOUR WAYSM members and our other customers, and for their many contributions to these results."
Third Quarter Net Sales and Comparable Store Sales

We operate through two segments--our Sears Hometown and Hardware segment ("Hometown") and our Sears Outlet segment ("Outlet").

Net sales in the third quarter of 2012 increased $17.9 million, or 3.3%, to $556.9 million from the third quarter of 2011. This increase was driven primarily by the 3.1% increase in comparable store sales. New Outlet stores, apparel liquidation revenues and delivery revenues also contributed to sales growth, partially offset by lower initial franchise revenues and closed stores in Hometown.

The comparable store sales increase of 3.1% was comprised of a 4.4% increase in Hometown and a 0.8% decrease in Outlet. The 3.1% increase was primarily driven by higher sales of home appliances in Hometown due to pricing, promotion and margin optimization strategies, and improved assortments. Also contributing to the increase in comparable store sales were increased sales of tools and mattresses in both Hometown and Outlet that resulted from assortment expansion in those categories. Partially offsetting these increases were declines in lawn and garden due to drought conditions experienced in large portions of the U.S. and in consumer electronics resulting from our strategy to de-emphasize the category.
Third Quarter Operating Income

Operating income was $14.1 million and $11.1 million for the quarters ended October 27, 2012 and October 29, 2011, respectively. The $3.0 million increase was driven by the increase in net sales and an increase in gross margin rate, partially offset by an increase in selling and administrative expenses.

Gross margin was $138.4 million, or 24.9% of net sales, in the third quarter of 2012, as compared to $123.5 million, or
22.9% of net sales, in the third quarter of 2011. The 200 basis point increase in gross margin rate was primarily driven by improved delivery income and lower occupancy costs resulting from the conversion of company-operated stores to franchisee-operated stores, partially offset by lower initial franchise revenue.

Selling and administrative expenses increased to $122.1 million, or 21.9% of net sales, in the third quarter of 2012 from
$110.2 million, or 20.4% of net sales, in the prior year quarter. The increase was primarily due to higher owner commissions in Hometown mainly related to the conversion of company-operated stores to franchisee-operated stores. This increase was partially offset by a decrease in payroll and benefits which also resulted from these conversions. We completed our separation from Sears Holdings Corporation ("Sears Holdings") on October 11, 2012 (the "Separation") and as a consequence financial results for the third quarter reflect increased costs that we incurred during a portion of the quarter, which increased costs we expect that we will continue to incur post-Separation. We anticipate that our costs, relative to costs in comparable pre-Separation quarters, will be approximately $3.0 million to $5.0 million higher per quarter, including public company costs, costs of operating separately from Sears Holdings, incremental costs resulting from the Separation, and staffing and operating adjustments to support growth in our businesses.
Financial Position

We had cash balances of $21.8 million as of October 27, 2012, $0.7 million as of October 29, 2011 and $0.7 million as of
January 28, 2012. The increase in cash over the first three quarters of 2012 primarily resulted from $93.3 million in operating cash flows due to improved net income and lower working capital requirements. The primary uses of cash were a $100 million cash dividend paid to Sears Holdings immediately prior to the Separation, $12.3 million related to the settlement of net payables due to Sears Holdings at the time of the Separation and $5.5 million of capital expenditures. In connection with the Separation we entered into an asset-based senior secured revolving credit facility (the “Senior ABL Facility”) with a group of financial institutions. We drew $100 million on the Senior ABL Facility to fund the dividend to Sears Holdings. The outstanding balance on the Senior ABL Facility had been reduced to $47.1 million at the end of the quarter.

The Senior ABL Facility provides (subject to availability under a borrowing base) for aggregate maximum borrowings of $250 million. Up to $75 million of the revolving credit facility is available for the issuance of letters of credit and up to $25 million is available for swingline loans. We had $3.4 million in letters of credit outstanding under the facility at October 27, 2012. Availability under the Senior ABL Facility as of October 27, 2012 was $198.0 million.

Merchandise inventories were $429.4 million at October 27, 2012 and $417.9 million at October 29, 2011. The $11.5 million increase is primarily due to assortment expansion, the timing of holiday purchases and an increase in the number of Outlet stores.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		39 Weeks Ended
Thousands	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net income	$8,760	$6,814	$50,420	$25,152
Income tax expense	5,629	4,497	32,689	16,518
Other income	(382)	(90)	(968)	(227)
Interest expense (income)	70	(117)	111	1,508
Operating income	14,077	11,104	82,252	42,951
Depreciation	2,282	2,277	6,815	6,958
Store closing charges and severance costs	—	401	797	5,011
Adjusted EBITDA	$16,359	$13,782	$89,864	$54,920

Forward-Looking Statements
This press release contains forward-looking statements (the “forward looking statements”). The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: our continued reliance on Sears Holdings for most products and services that are important to the successful operation of our business; our potential need to depend on Sears Holdings beyond the expiration or earlier termination by Sears Holdings of certain of our agreements with Sears Holdings; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® brands (which brands are owned by subsidiaries of Sears Holdings); the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with the Kenmore, Craftsman, or DieHard brands; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, the Separation, operating as a standalone business entity, and the impact of increased costs due to a decrease in our purchasing power following the Separation and other losses of benefits associated with being wholly owned by Sears Holdings and its subsidiaries; our agreements related to the rights offering and Separation transactions and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received different terms from unaffiliated third parties; anticipated limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; impairment charges for goodwill or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other employees; the impact of increased costs associated with being a public company; our ability to maintain effective internal controls as a public company; our ability to realize the benefits that we expect to achieve from the Separation; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; the impact on our common stock and our overall performance as a result of our principal stockholders' ability to exert control over us; and other risks, uncertainties, and factors discussed in our most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the date of this press release, and we do not undertake to update or revise the forward-looking statements as more information becomes available.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than manufacturers' suggested retail prices. As of October 27, 2012, we and our dealers and franchisees operated 1,237 stores across all 50 states as well as in Puerto Rico, Guam and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

Sears Hometown and Outlet Stores, Inc.
Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
Thousands, except per share amounts	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
NET SALES	$556,903	$538,968	$1,822,445	$1,753,176
COSTS AND EXPENSES
Cost of sales and occupancy	418,490	415,420	1,365,347	1,364,524
Selling and administrative	122,054	110,167	368,031	338,743
Depreciation	2,282	2,277	6,815	6,958
Total costs and expenses	542,826	527,864	1,740,193	1,710,225
Operating income	14,077	11,104	82,252	42,951
Interest income (expense)	(70)	117	(111)	(1,508)
Other income	382	90	968	227
Income before income taxes	14,389	11,311	83,109	41,670
Income tax expense	(5,629)	(4,497)	(32,689)	(16,518)
NET INCOME	$8,760	$6,814	$50,420	$25,152

NET INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$0.38	$0.29	$2.18	$1.09
Diluted:	$0.38	$0.29	$2.18	$1.09

Basic weighted average common shares outstanding (1)	23,100	23,100	23,100	23,100
Diluted weighted average common shares outstanding (1)	23,100	23,100	23,100	23,100

(1) 23,100,000 shares outstanding effective upon completion of the Separation are used for all periods prior to the Separation.

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands	October 27, 2012	October 29, 2011	January 28, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,841	$724	$694
Accounts receivable	13,905	9,200	9,006
Merchandise inventories	429,407	417,846	393,658
Prepaid expenses and other current assets	12,301	4,203	2,163
Total current assets	477,454	431,973	405,521
PROPERTY AND EQUIPMENT, net	54,088	57,172	59,996
GOODWILL	167,000	167,000	167,000
LONG-TERM DEFERRED TAXES	70,648	8,618	8,368
OTHER ASSETS	22,509	9,189	10,953
TOTAL ASSETS	$791,699	$673,952	$651,838
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$47,100	$—	$—
Payable to Sears Holdings Corporation	77,687	—	—
Accounts payable	29,228	21,669	17,156
Other current liabilities	76,265	79,069	75,235
Current portion of capital lease obligations	1,499	2,171	2,061
Deferred income taxes	—	13,954	13,733
Total current liabilities	231,779	116,863	108,185
CAPITAL LEASE OBLIGATIONS	870	2,400	1,937
OTHER LONG-TERM LIABILITIES	2,423	3,386	3,610
TOTAL LIABILITIES	235,072	122,649	113,732
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock: $.01 par value;	231	—	—
Authorized shares: 400,000
Issued shares: 23,100
Outstanding shares: 23,100
Capital in excess of par value	556,575	—	—
Retained earnings (accumulated deficit)	(179)	—	—
Divisional Equity, prior to the Separation	—	551,303	538,106
TOTAL STOCKHOLDERS' EQUITY	556,627	551,303	538,106
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$791,699	$673,952	$651,838

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended		39 Weeks Ended
Thousands, except for number of stores	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net sales	$414,985	$410,683	$1,403,218	$1,378,778
Comparable store sales %	4.4%	(4.5)%	1.0%	(5.3)%
Cost of sales and occupancy	316,820	325,408	1,066,728	1,100,179
Gross margin dollars	98,165	85,275	336,490	278,599
Margin rate	23.7%	20.8%	24.0%	20.2%
Selling and administrative	94,149	82,688	287,400	264,567
Selling and administrative expense as a percentage of net sales	22.7%	20.1%	20.5%	19.2%
Depreciation	797	922	2,423	2,922
Total costs and expenses	411,766	409,018	1,356,551	1,367,668
Operating income	$3,219	$1,665	$46,667	$11,110
Total Hometown stores			1,111	1,121

Outlet
	13 Weeks Ended		39 Weeks Ended
Thousands, except for number of stores	October 27, 2012	October 29, 2011	October 27, 2012	October 29, 2011
Net sales	$141,918	$128,285	$419,227	$374,398
Comparable store sales %	(0.8)%	12.2%	0.6%	7.3%
Cost of sales and occupancy	101,670	90,012	298,619	264,345
Gross margin dollars	40,248	38,273	120,608	110,053
Margin rate	28.4%	29.8%	28.8%	29.4%
Selling and administrative	27,905	27,479	80,631	74,176
Selling and administrative expense as a percentage of net sales	19.7%	21.4%	19.2%	19.8%
Depreciation	1,485	1,355	4,392	4,036
Total costs and expenses	131,060	118,846	383,642	342,557
Operating income	$10,858	$9,439	$35,585	$31,841
Total Outlet stores			126	118